                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D. C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 5)

                               DT INDUSTRIES, INC.
                   -------------------------------------------
                                (NAME OF ISSUER)



                                  COMMON STOCK
                   -------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    23333J108
                        --------------------------------
                                 (CUSIP NUMBER)


                                    12/31/99
                        --------------------------------
                                     (DATE)


        CHECK THE FOLLOWING BOX IF FEE IS BEING PAID WITH THIS STATEMENT


              -----------------------------------------------------

CUSIP NO.          23333J108
             ---------------
-------------------------------------------------------------------------------

1)       Names of Reporting Persons         I.R.S. No.  31-0738296
         S.S. or I.R.S. Identification Nos. of          BANK ONE CORPORATION
         Above Persons
-------------------------------------------------------------------------------

2)       Check the Appropriate Box if a
         Member of a Group                              (a) _______________
         (See Instructions)                             (b) _______________
-------------------------------------------------------------------------------

3)       SEC Use only
-------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                    ILLINOIS
-------------------------------------------------------------------------------

Number of Shares           (5)  Sole Voting Power                           810
                                                              -----------------
Beneficially               (6)  Shared Voting Power                           0
                                                              -----------------
Owned by                   (7)  Sole Dispositive Power                      810
                                                              -----------------
Each Reporting             (8)  Shared Dispositive Power                      0
                                                              -----------------
Person with
-------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially                                      810
         Owned by Each Reporting Person                       -----------------

-------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
-------------------------------------------------------------------------------

11)      Percent of Class Represented
         by Amount in Row 9                                                 0.0%
                                                              -----------------
-------------------------------------------------------------------------------


12)      Type of Reporting Person
         (See Instructions)                                                  HC
                                                              -----------------

-------------------------------------------------------------------------------
SEC 13G

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 13G Amendment No. 5

Item 1(a)         Name of Issuer:                             DT Industries, Inc.
                                                              ----------------------------

Item 1(b)         Address of Issuer's principal executive
                  offices:                                    Corporate  Center
                                                              ----------------------------
                                                              1949 East Sunshine, Ste 2-300
                                                              ----------------------------
                                                              Springfield, MO 65084
                                                              ----------------------------

Item 2(a)         Name of person filing:                      BANK ONE CORPORATION

Item 2(b)         Address of principal business office or,    One First National Plaza
                  if none residence:                          Chicago, IL 60670

Item 2(c)         Citizenship:                                Not Applicable

Item 2(d)         Title of class of securities:               Common Stock
                                                              ----------------------------

Item 2(e)         CUSIP No.:                                  23333J108
                                                              ----------------------------

Item 3. This statement is filed pursuant to Rule 13d-1(c).

Item 4.  Ownership

                  This beneficial ownership by BANK ONE CORPORATION with respect to
                  common shares of       DT Industries, Inc.            :
                                    -----------------------------------

                  (a)      Amount beneficially owned:                       810
                                                               ----------------
                  (b)      Percent of class                                 0.0%
                                                               -----------------

                  (c)      Number of shares as to which such person has:

                           (I)      Sole power to vote or to direct the vote:                        810
                                                                                        ----------------
                           (ii)     Shared power to vote or to direct the vote:                        0
                                                                                        ----------------
                           (iii)    Sole power to dispose or to direct the
                                    disposition of:                                                  810
                                                                                        ----------------
                           (iv)     Shared power to dispose or to direct the
                                    disposition of:                                                    0
                                                                                        ----------------

Item 5.  Ownership of 5 percent or less of a Class.                                [ X ]
                                                                       -----------------

Item 6.  Ownership of More than 5 percent on Behalf of Another Person.               N/A
                                                                       -----------------

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security
                  Being Reported on By the Parent Holding Company.
                                                                       -----------------

                                            Bank One Trust Company, N.A.

Item 8.  Identification and Classification of Members of the Group.                  N/A
                                                                       -----------------

Item 9.  Notice of Dissolution of Group.                                             N/A
                                                                       -----------------

Item 10. Certification.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Dated:     February 9, 2000
           ------------------------


                                                     BANK ONE CORPORATION

                                            By:      /s/ DAVID J. KUNDERT
                                                     David J. Kundert
                                                     EXECUTIVE VICE PRESIDENT